Exhibit 99.1

W-H Energy Services Announces Third Quarter Results

HOUSTON, Oct. 27, 2005 (PRIMEZONE) -- W-H Energy Services, Inc. (NYSE:WHQ) announced third quarter income from continuing operations of $12.8 million or $0.44 per share as compared to the $5.1 million or $0.18 per share reported for the same period in the prior year. In the preceding quarter, the Company reported income from continuing operations of $11.2 million or $0.39 per share ($12.4 million or $0.43 per share before select items as reconciled in this press release).

Earnings for the quarter ended September 30, 2005 were reduced as a result of Hurricanes Katrina and Rita and the associated shut-in of drilling and production activity in the Gulf of Mexico and along the Gulf Coast. In the third quarter of 2005, the Company estimates that these storms resulted in a $0.06 to $0.08 reduction of earnings per share. However, the Company's earnings more than doubled as compared to the same period last year despite the negative impact of the two hurricanes. The Company attributed the improvement in earnings to higher utilization and pricing, particularly in its drilling segment.

The Company projects that earnings per share will range from $0.44 to $0.48 for the quarter ending December 31, 2005. This projection anticipates that fourth quarter earnings per share will be negatively impacted by $0.04 to $0.06 per share as a result of the recent storms in the Gulf of Mexico.

Revenues for the third quarter of $161.3 million were 40 percent higher than the third quarter of 2004 and were 3 percent higher than the preceding quarter. Domestic revenues increased 33 percent as compared to the third quarter of last year and were relatively unchanged as compared to the preceding quarter. International revenues increased 119 percent as compared to the third quarter of last year and were 28 percent higher than the preceding quarter.

QUARTERLY SEGMENT RESULTS

Drilling

Revenues in the drilling segment were $105.4 million in the third quarter, 43 percent higher than the comparable period in the prior year and 5 percent higher than the preceding quarter. Operating income of $16.7 million was over triple than that posted in the comparable period in the prior year and 32 percent higher than the preceding quarter (before the $3.7 million of costs associated with the warehouse fire in that quarter).

Completion and workover

Third quarter revenues in the completion and workover segment were $55.9 million in the third quarter, 34 percent higher than the comparable period in the prior year and 1 percent lower than the preceding quarter. Operating income of $10.6 million recorded in the third quarter was 36 percent higher than the comparable period in the prior year and was 23 percent lower than the preceding quarter.

W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has operations in North America and select areas internationally.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

The W-H Energy Services, Inc. company logo can be found at http://www.primezone.com/newsroom/prs/?pkgid=1970

                          W-H ENERGY SERVICES, INC.
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)

                      Three Months Ended        Nine Months Ended
                         September 30,            September 30,
                  ------------------------- -------------------------
                      2005         2004         2005         2004
                  ------------ ------------ ------------ ------------

 Revenues         $    161,343 $    115,453 $    461,060 $    331,431

 Costs and
  Expenses:

  Cost of
   revenues             91,287       67,544      260,094      193,991
  Selling,
   general and
   administrative       28,073       22,288       81,480       64,159
  Warehouse fire
   related costs (a)        --           --        3,690           --
  Research and
   development           3,363        3,871       12,624       10,214
  Depreciation
   and
   amortization         14,367       11,785       42,132       33,554
                  ------------ ------------ ------------ ------------
    Total costs
     and expenses      137,090      105,488      400,020      301,918

    Operating
     income             24,253        9,965       61,040       29,513

 Other (income)
   expenses:

  Interest
   expense, net (b)      2,874        1,619        7,879        9,188
  Other (income)
   expense, net             70           21          356          (67)
                  ------------ ------------ ------------ ------------
    Income before
     income taxes       21,309        8,325       52,805       20,392

 Provision for
   income taxes          8,487        3,205       20,053        7,851
                  ------------ ------------ ------------ ------------
   Income from
    continuing
    operations          12,822        5,120       32,752       12,541

 Income (loss) from
  discontinued
  operations, net
  of tax                    --          135           --         (724)
                  ------------ ------------ ------------ ------------
   Net income     $     12,822 $      5,255 $     32,752 $     11,817
                  ============ ============ ============ ============

 Earnings (loss)
  per common share:
  Basic:
    From
     continuing
     operations   $       0.45 $       0.19 $       1.17 $       0.46
    From
     discontinued
     operations             --           --           --        (0.03)
                  ------------ ------------ ------------ ------------
     Total        $       0.45 $       0.19 $       1.17 $       0.43
  Diluted:
    From
     continuing
     operations   $       0.44 $       0.18 $       1.13 $       0.45
    From
     discontinued
     operations             --         0.01           --        (0.03)
                  ------------ ------------ ------------ ------------
     Total        $       0.44 $       0.19 $       1.13 $       0.42

 Weighted average
  shares
  outstanding:

  Basic             28,236,364   27,561,912   27,983,198   27,474,113
  Diluted           29,284,755   28,321,330   28,897,057   28,146,237

  (a) Warehouse fire related costs for the nine months ended
      September 30, 2005 represents costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited Reconciliation of Non-GAAP Measures" in this press release.

  (b) Interest expense for the nine months ended September 30, 2004 includes a write-off of approximately $3.1 million ($1.9
      million after tax) of non-cash financing costs associated with the Company's previous credit facility.

                      W-H ENERGY SERVICES, INC.
               CONSOLIDATED CONDENSED BALANCE SHEETS
                          (in thousands)

                                   September 30, 2005  December 31, 2004
                                    --------------       -------------
                                      (Unaudited)
 Assets:
   Cash and cash equivalents         $      16,398       $      10,448
   Accounts receivable, net                140,130             111,728
   Inventory                                54,362              48,317
   Other current assets                     13,576              15,566
                                    --------------       -------------
    Total current assets                   224,466             186,059

   Property and equipment, net             252,500             235,317
   Other assets                            131,198             127,235
                                    --------------       -------------
    Total assets                    $      608,164       $     548,611
                                    ==============       =============

 Liabilities and Shareholders' Equity:
   Accounts payable and
    accrued liabilities             $       69,925       $      64,498
                                    --------------       -------------
    Total current liabilities               69,925              64,498

   Long-term debt, net of
     current maturities (a)                185,000             180,805
   Other liabilities                        39,013              34,713
                                    --------------       -------------
    Total liabilities                      293,938             280,016

   Shareholders' equity                    314,226             268,595
                                    --------------       -------------
    Total liabilities and
      shareholders' equity          $      608,164       $     548,611
                                    ==============       =============

 (a) As of September 30, 2005, there was approximately $184 million available under the Company's revolving credit facility.

                        W-H ENERGY SERVICES, INC.
             UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                             (in thousands)

                          Three Months Ended      Nine Months Ended
                             September 30,          September 30,
                        ----------------------  ----------------------
                           2005         2004       2005        2004
                        ----------   ---------  ----------  ----------
 SEGMENTED INFORMATION:
  Revenue:
   Drilling             $ 105,414   $  73,865   $ 297,955   $ 214,758
   Completion and
    workover               55,929      41,588     163,105     116,673
                        ---------   ---------   ---------   ---------
     Total revenue      $ 161,343   $ 115,453   $ 461,060   $ 331,431
                        =========   =========   =========   =========

   Depreciation and amortization:

   Drilling             $   9,112   $   7,559   $  26,918   $  21,665
   Completion and
    workover                5,196       4,153      15,025      11,685
   Corporate                   59          73         189         204
                        ---------   ---------   ---------   ---------
    Total
     depreciation and
     amortization       $  14,367   $  11,785   $  42,132   $  33,554
                        =========   =========   =========   =========

  Operating income:
   Drilling (a)         $  16,736   $   4,816   $  33,504   $  14,787
   Completion and
    workover               10,622       7,818      36,457      22,452
   Corporate               (3,105)     (2,669)     (8,921)     (7,726)
                        ---------   ---------   ---------   ---------
    Total operating
     income             $  24,253   $   9,965   $  61,040   $  29,513
                        =========   =========   =========   =========

 (a) Drilling segment operating income for the nine months ended
     September 30, 2005 includes approximately $3.7 million of costs and expenses related to a fire that occurred on April 17, 2005.
     For more information, see "Unaudited Reconciliation of
     Non-GAAP Measures" in this press release.

                       W-H ENERGY SERVICES, INC.
             UNAUDITED RECONCILIATION OF NON-GAAP MEASURES (a)
                 (in thousands, except per share amounts)

                                 Nine Months Ended
                                   September 30,
                               -------------------- Three Months Ended
                                 2005        2004     June 30, 2005
                               --------    --------     --------

 Income from continuing
  operations
  (as reported)                $ 32,752    $ 12,541     $ 11,247

   a)Warehouse fire related
      costs                       3,690          --        3,690
     Less: Tax impact of fire
            related costs        (1,445)         --       (1,445)
                               --------    --------     --------
           After tax charge of
            fire related costs    2,245          --        2,245

   b)Tax related items           (1,127)         --       (1,127)

   c)Write-off of non-cash
      financing costs                --       3,123           --
     Less: Tax impact of
      write-off                      --      (1,202)          --
                               --------    --------     --------
           After tax write-off       --       1,921           --

                               --------    --------     --------
          Income from
           continuing
           operations before
           select items        $ 33,870    $ 14,462     $ 12,365
                               ========    ========     ========

 Per diluted common share
  information:

     Income from continuing
      operations (as reported) $   1.13    $   0.45     $   0.39
        a)Warehouse fire
           related costs, net
           of tax                  0.08          --         0.08
        b)Tax related items       (0.04)         --        (0.04)
        c)Write-off of
           non-cash financing
           costs, net of tax         --        0.07           --
                               --------    --------     --------
          Income from
           continuing
           operations
           before select
           items               $   1.17    $   0.51     $   0.43
                               ========    ========     ========

 Drilling segment operating
  income (as reported)         $ 33,504    $ 14,787     $  8,942

     Warehouse fire related
      costs                       3,690          --        3,690
                               --------    --------     --------

          Drilling segment
           operating income
           before select
           items               $ 37,194    $ 14,787     $ 12,632
                               ========    ========     ========

 (a) Management believes that the non-GAAP measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to select items including the Company's new credit facility that was obtained in June 2004, the fire that occurred in April 2005 and the result of a 2005 foreign tax audit. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.

CONTACT:  W-H Energy Services, Inc., Houston
          Shawn M. Housley
          (713) 974-9071